UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2014

Joe’s Jeans Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
0-18926	11-2928178
(Commission File Number)	(IRS Employer Identification No.)

2340 S. Eastern Avenue, Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)
(323) 837-3700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01    NOTICE OF DELISTING, FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

Joe’s Jeans Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) on November 24, 2014, notifying it of its failure to maintain a minimum closing bid price of $1.00 over the then preceding 30 consecutive trading days for its common stock as required by Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).  The letter stated that the Company has until May 26, 2015 to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days.  The Nasdaq letter was issued in accordance with standard Nasdaq procedures.  This notification has no immediate effect on the listing of the Company’s common stock at this time.  The Company intends to monitor the bid price of its common stock and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the Bid Price Rule by May 26, 2015.

If the Company does not regain compliance with the Bid Price Rule by May 26, 2015, the Company may be eligible for additional time.  The Company would be required to meet certain continued listing requirements and the initial listing criteria for The Nasdaq Capital Market except for the bid price requirement and will need to provide written notice of its intention to cure its deficiency during the second compliance period by effecting a reverse stock split, if necessary.  If the Company meets these criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted.  At that time, the Company may appeal Nasdaq’s determination to delist its common stock to the Nasdaq Hearings Panel.

A copy of the press release issued by the Company on November 26, 2014 announcing the receipt of this letter from Nasdaq is filed herewith as Exhibit 99.1 and incorporated herein by reference.

ITEM 2.04   TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

(a)

As previously reported, on November 6, 2014, Joe’s Jeans Inc. (“we” or the “Company”) received a notice of default and event of default and demand for payment of default interest (the “Letter”) from Garrison Loan Agency Service LLC, as term loan agent (the “Agent”), under the term loan credit agreement entered into on September 30, 2013 (the “Term Loan Agreement”).  As a result of the event of default under the Term Loan Agreement, there is also a default and an event of default under the terms of its revolving credit agreement and its factoring agreement with CIT Commercial Services, Inc. (“CIT”) each entered into on September 30, 2013.  As a result of such default and event of default, CIT has reserved its rights to exercise any and all remedies available to it under the its revolving credit agreement and its factoring agreement and demanded payment of interest under its revolving credit agreement at a default rate of interest.  The default rate increases the current interest rate by one percent.  In addition, as a result of the events of default under the Term Loan Agreement and the revolving credit agreement, the Company is prohibited from making any (i) payments under the subordinated convertible notes issued to the former equity owners of Hudson Clothing Holdings, Inc. and (ii) earnout payments to Joe Dahan.

We are currently in discussions with the Agent and CIT regarding a resolution to the defaults and events of default, including amendments to the existing agreements and waivers of the defaults and events of default.  There can be no assurance that that the requested relief will be granted on terms acceptable to us or at all. Unless the Company is able to secure the requisite amendments and waivers, the Agent and CIT under the Term Loan Agreement and revolving credit agreements are entitled to, among other things, accelerate the outstanding amounts under their respective agreements. Any such acceleration under our credit facilities would have a material adverse effect on our liquidity, financial condition and results of operations, and could cause us to become bankrupt or insolvent, if not resolved

ITEM 9.01   Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Press Release dated November 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JOE’S JEANS INC.

(Registrant)

Date: November 26, 2014	By:	/s/ Marc Crossman
Marc Crossman
President and Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

Exhibit
Number	Description

99.1	Press Release dated November 26, 2014

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